UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2025

CF INDUSTRIES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32597	20-2697511
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2375 Waterview Drive Northbrook, Illinois 60062	60062
(847) 405-2400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 405-2400

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

CF Industries Holdings, Inc. (the “Company”) is amending its Current Report on Form 8-K originally filed on September 8, 2025 to disclose certain compensation arrangements for Christopher D. Bohn, as described below. As previously reported, on September 6, 2025, the Board of Directors (the “Board”) of the Company elected Mr. Bohn, currently the Company’s executive vice president and chief operating officer, to succeed W. Anthony Will as president and chief executive officer, effective as of January 4, 2026 (the “Effective Date”).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held on December 16, 2025, the Compensation and Management Development Committee (the “Committee”) of the Board approved the 2026 base salary, target annual incentive award and target total grant value for the long-term incentive award for Mr. Bohn, which reflects his new role as president and chief executive officer of the Company. Beginning January 1, 2026, Mr. Bohn’s annual base salary will be increased to $1,100,000 and his target annual incentive award under the Company’s short-term incentive program will be increased to 135% of his base salary. Mr. Bohn’s 2026 target total grant value of his long-term incentive award is $7,500,000, which will be comprised of performance restricted stock units (“PRSUs”) representing 60% and restricted stock units (“RSUs”) representing 40% of the target total grant value. The dollar-denominated amount will be translated into an actual number of RSUs and PRSUs at a meeting of the Committee in early January, using the unweighted average of the New York Stock Exchange closing price for the twenty trading days preceding such date. The RSUs and PRSUs will be granted under the Company’s 2022 Equity and Incentive Plan (the “Plan”) and the vesting and other terms of the PRSUs and RSUs for Mr. Bohn will be consistent with the Company’s prior annual PRSU and RSU grants under the Plan.

The Committee also approved, effective as of the Effective Date, an amendment and restatement (the “Amendment”) of the Change in Control Severance Agreement, effective as of September 1, 2009, amended as of October 20, 2010, and amended further and restated as of February 17, 2014, by and between the Company and Mr. Bohn (as amended, the “Amended and Restated Change in Control Severance Agreement”). The Amendment will increase the following termination benefits for which Mr. Bohn may become entitled, consistent with the benefits for which the Company’s president and chief executive officers have typically been eligible. Specifically, in the event of certain qualifying terminations of employment, Mr. Bohn would be eligible to receive, among other benefits, (i) a lump sum payment equal to three times (increased from two times) the sum of his base salary and target annual incentive payment; (ii) continuation of certain welfare benefits for a period of three years (increased from two years); and (iii) a payment equal to the contributions or allocations the Company would have made on Mr. Bohn’s behalf under the Company’s pension plans (as defined under the Amended and Restated Change in Control Severance Agreement) during the three-year period (increased from a two-year period) following his termination. Except as described above, the terms of the Amended and Restated Change in Control Severance Agreement with Mr. Bohn will remain substantially the same.

The foregoing description of the Amendment is only a summary of the material terms thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Form 8-K/A, and the terms of which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are included as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Change in Control Severance Agreement, effective as of September 1, 2009, amended as of October 20, 2010, amended further and restated as of February 17, 2014 and amended further and restated and effective as of January 4, 2026 by and between CF Industries Holdings, Inc. and Christopher D. Bohn.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2025

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ Michael P. McGrane
Name:	Michael P. McGrane
Title:	Vice President, General Counsel and Secretary